As filed with the Securities and Exchange Commission on December 13, 2001
Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIEBEL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	94-3187233 (I.R.S. Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan
(Full Title of the Plan)

Thomas M. Siebel
Chairman and Chief Executive Officer
Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404
(650) 477-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Keith A. Flaum, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission. Sales of the registered securities will begin as soon as reasonably practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Shares of Common Stock (par value $0.001 per share)	56,108	$2.83	$158,785.64	$39.69

(1) nQuire Software, Inc. issued options to purchase shares of its common stock pursuant to the nQuire Software, Inc. 1997 Stock Option and Compensation Plan.

(2) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or similar transaction which results in a change in the number of shares of the Registrant's outstanding common stock.

(3) Estimated pursuant to Rule 457(h)(1) promulgated under the Securities Act, solely for purposes of calculating the registration fee. The offering price per share and aggregate offering price of the assumed options are computed on the basis of the weighted average exercise price of the assumed options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 56,108 shares of the Registrant's common stock, par value $0.001 per share ("Common Stock"), to be issued upon the exercise of stock options assumed by the Registrant pursuant to that certain Agreement and Plan of Merger and Reorganization among the Registrant, SM Acquisition Corp., nQuire Software, Inc., Erwin Kelen and John B. Goodrich, dated as of September 28, 2001.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Siebel Systems, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including all material incorporated by reference therein;
    The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001, including all material incorporated by reference therein; and
    The description of the Registrant's Common Stock set forth in its Registration Statement on Form 8-A, filed with the Commission on May 15, 1996 and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such a statement contained herein or in any other subsequently filed report or document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock being registered hereby will be passed upon for the Registrant by Cooley Godward LLP, Palo Alto, California. James C. Gaither, senior counsel at Cooley Godward LLP, is a director of the Registrant. As of the date of this prospectus, certain members and associates of Cooley Godward LLP beneficially own an aggregate of 184,793 shares of the Registrant's common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnity such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

EXHIBITS
Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.[1]
4.2	Certificate of Designation of Series A1 Preferred Stock of the Registrant.[2]
4.3	Bylaws of the Registrant.[3]
4.4	Specimen Stock Certificate.[3]
4.5	Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and June 14, 1996.[3]
5.1	Opinion of Cooley Godward LLP.[4]
23.1	Independent Auditors' Consent. [4]
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan. [4]

___________

1 Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (No. 000-20725,) for the quarter ended June 30, 2001.

2 Incorporated by reference to the Registrant's Current Report on Form 8-K (No. 333-20725) filed on November 27, 2000.

3 Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-03751), as amended.

4 Filed herewith.

UNDERTAKINGS

  The undersigned Registrant hereby undertakes:
    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
      To include any prospectus required by section 10(a)(3) of the Securities Act;
      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

    That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on December 12, 2001.

Siebel Systems, Inc.

By: /s/ Thomas M. Siebel
Thomas M. Siebel
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Siebel and Kenneth A. Goldman, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Thomas M. Siebel Thomas M. Siebel	Chairman and Chief Executive Officer (Principal Executive Officer)	December 12, 2001
/s/ Kenneth A. Goldman Kenneth A. Goldman	Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2001
/s/ Patricia A. House Patricia A. House	Vice-Chairman, Co-Founder and Vice President, Strategic Planning	December 10, 2001
/s/ James C. Gaither James C. Gaither	Director	December 12, 2001
/s/ Marc F. Racicot Marc F. Racicot	Director	December 10, 2001
/s/ Eric E. Schmidt Eric E. Schmidt	Director	December 8, 2001
/s/ Charles R. Schwab Charles R. Schwab	Director	December 12, 2001
/s/ George T. Shaheen George T. Shaheen	Director	December 9, 2001
/s/ A. Michael Spence A. Michael Spence	Director	December 12, 2001

EXHIBIT INDEX
Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended to date.[1]
4.2	Certificate of Designation of Series A1 Preferred Stock of the Registrant.[2]
4.3	Bylaws of the Registrant.[3]
4.4	Specimen Stock Certificate.[3]
4.5	Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and June 14, 1996.[3]
5.1	Opinion of Cooley Godward LLP.[4]
23.1	Independent Auditors' Consent. [4]
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.
99.1	nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan. [4]

___________

1 Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q (No. 000-20725,) for the quarter ended June 30, 2001.

2 Incorporated by reference to the Registrant's Current Report on Form 8-K (No. 333-20725) filed on November 27, 2000.

3 Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-03751), as amended.

4 Filed herewith.